Exhibit 20.1
NETREIT
Notice of Adjournment of Annual Meeting of Shareholders
To Be Held October 16, 2009
To the Shareholders of NetREIT
Today, NetREIT announced that they have adjourned the Annual Meeting of Shareholders scheduled for October 2, 2009, at 9:30 a.m. because a quorum was not present either in person or by proxy to vote on the proposals outlined in the Proxy Statement mailed August 20, 2009.
The NetREIT annual shareholder meeting is scheduled to reconvene at 9:00 a.m., Pacific Daylight Savings Time on Friday, October 16, 2009 at the NetREIT Corporate Office, 1282 Pacific Oaks Place, Escondido, California, 92029.
The polls will remain open for voting during the adjournment period. The record date for the shareholder meeting has not changed. Only shareholders of record at the close of business on August 11, 2009 are entitled to vote at NetREIT’s adjourned Annual Meeting of Shareholders.
Items of Business to be discussed at the adjourned Annual Meeting of Shareholders.
1.	To elect eight (8) Members to the Board of Directors to serve until the 2010 annual shareholders’ meeting or until their respective successors are duly elected and qualify.
2.	To adopt the amended Bylaws and Articles of Incorporation.
3.	To consider and act any other business which may properly come before the meeting or any adjournments or postponements of the Annual Meeting.
Management will report on the current activities of NetREIT and comment on its future plans. A discussion period is planned so that shareholders will have an opportunity to ask questions and make appropriate comments.
YOUR VOTE IS VERY IMPORTANT. IF YOU HAVE ALREADY DELIVERED A PROPERLY EXECUTED PROXY, YOU DO NOT NEED TO DO ANYTHING UNLESS YOU WISH TO CHANGE YOUR VOTE.
IF YOU HAVE NOT DELIVERED YOUR EXECUTED PROXY, WE URGE YOU TO MARK, SIGN, DATE, AND RETURN THE PREVIOUSLY PROVIDED PROXY SO YOU WILL BE REPRESENTED AT THE MEETING.
If you have misplaced your Proxy Statement, you may view the materials on our website at www.netreit.com or please contact us at 866-781-7721.
BY ORDER OF THE BOARD OF DIRECTORS
Jack K. Heilbron
Chief Executive Officer and Chairman of the Board
October 2, 2009